EXHIBIT 99.1

                    RCG COMPANIES SIGNS DEFINITIVE AGREEMENT
                   TO ACQUIRE NEW YORK-BASED RESPONSE STAFFING
   - RESPONSE HAS AVERAGED $4.2 MILLION IN PRE-TAX INCOME OVER THE PAST THREE
                                     YEARS -

CHARLOTTE, N.C.--May 11, 2004--RCG COMPANIES INCORPORATED (AMEX: RCG) announced today that it has signed a definitive agreement to acquire Response Personnel, Inc., RPI Professional Alternatives, Inc., RPI Services, Inc., Response Medical Staffing of Connecticut, Inc., and Response Medical Staffing of New Jersey, Inc. (collectively, "RPI"). The closing of the transaction is subject to obtaining third-party consents, closing on financing commitments, and other customary closing conditions.

The transaction is targeted to close on or around July 1, 2004. All existing officers, founders and key employees of RPI, who collectively have over 60 years of experience in the staffing business, will remain at RPI after the closing. The transaction is expected to be accretive to RCG's earnings.

RPI was founded in 1989 and is based in New York City with additional offices in Long Island, NY, Jersey City, NJ, Iselin, NJ, and Stamford, CT. The company is a leading provider of professional staffing services in the greater tri-state area, primarily serving Fortune 1000 companies. As of December 31, 2003, RPI had approximately 110 full-time employees, approximately 80 of which are managers and recruiting professionals.

Over the past three years, RPI's annual revenues have averaged more than $42 million with pre-tax income of more than $4.2 million per year.

Under the terms of the agreement, RCG will acquire 100% of the capital stock of RPI in exchange for $10 million in cash payable at closing. RPI will have $2 million of net cash on its balance sheet at closing. The shareholders of RPI may also receive additional consideration for 4 years from the date of closing based on an "earn-out" agreement.

Commenting on the announcement, Michael D. Pruitt, CEO of RCG, stated, "The acquisition of RPI is an ideal fit within RCG's strategic plan. RPI will deliver predictable revenues and income to RCG, while having the wherewithal to grow through both organic and acquisitive means. We plan on leveraging RPI's leading brand in the New York area and its impressive, entrepreneurial management team. Much like our leisure tour and travel unit, Flightserv, we believe we can grow RPI into a national player in the professional staffing industry."

Allen Gutterman, CEO of RPI, commented, "This transaction will mark a significant cross-road for RPI. The founders and executives have the good fortune to partially monetize our ownership in RPI, yet remain onboard to continue to grow RPI to the next level. We look forward to working with the entire RCG team to grow RPI into one the nation's premiere professional staffing companies."

ABOUT RCG COMPANIES INCORPORATED

RCG Companies Incorporated (www.rcgcompanies.com) is focused on delivering to its shareholders rapidly growing, relatively low-risk revenues, along with increasing earnings per share. The majority of RCG's revenues are currently derived from its wholly owned travel service segment, Flightserv, Inc., which delivers leisure and vacation travel packages under the SunTrips(TM) and Vacation Express(TM) brands, together making Flightserv one of the largest leisure travel tour operators in the United States. RCG is also involved in the technology services sector, through its wholly owned software and information technology services unit, Logisoft Corp.

                                                                    EXHIBIT 99.1

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the company's existing network will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its network due to a lack of capital or an inability to identify acquisition candidates and that the Company may not realize anticipated cost savings or revenue growth opportunities associated with restructuring certain operational and financial policies, procedure, and contracts of Vacation Express(TM) and SunTrips(TM). Additionally, forward-looking statements concerning the performance of the travel and leisure industry are based on current market conditions and risks, which may change as the result of certain regulatory, political, or economic events, a shift in consumer travel preferences, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, which could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

COMPANY CONTACT:                          INVESTOR CONTACT:

Andrew Lauman                             Robert B. Prag, President
RCG Companies Incorporated                The Del Mar Consulting Group, Inc.
(704) 366-5054 x 27                       (858) 794-9500
adl@rcgcompanies.com                      bprag@delmarconsulting.com